Exhibit 10.1

Cerence Inc.

25 Mall Road

4th floor, Suite # 416

Burlington, MA 01803

USA

cerence.com

February 27, 2024

Daniel Tempesta

82 Arlington Street

Winchester, MA 01890

Dear Dan,

Congratulations! It is with great pleasure that I confirm Cerence Operating Company’s (“Cerence” or the “Company”) offer of employment for the position of Executive Vice President – Chief Financial Officer. In this position, you will report to Stefan Ortmanns, the Company’s Chief Executive Officer. Your work location will be our Burlington, MA office.

Subject to the terms and conditions stated in the letter below, Cerence is pleased to offer you a compensation and benefits package with the following elements:

Base Salary and Employment Status

Your starting annual base salary for this exempt level position will be at the rate of $19,230.77, paid on a bi-weekly basis, which annualizes to $500,000.

Bonus Program

In addition to your base salary, you will be eligible to participate in the Cerence Short Term Incentive Plan (“STIP”), with a target STIP award of 75% of your base salary. The STIP coincides with Cerence’s fiscal year, which is October 1st through September 30th. Payments will be made in the form of restricted stock units and/or cash and your actual STIP award for fiscal year 2024 will not be pro-rated according to your start date. Eligibility to participate and any payment under the STIP will be at the Company’s discretion, and the Company has the right to vary, suspend, revoke, or replace the STIP at any time.

Long Term Incentive Plan (“LTIP”)

As a material inducement to accept the Company’s offer of employment, the Board of Directors of Cerence Inc. (the “Board”) or the Compensation Committee of the Board has approved the following equity awards to be granted under the Cerence Inc. 2024 Inducement Award Plan (the “Plan”) and pursuant to Rule 5635(c)(4) of the Marketplace Rules of NASDAQ Stock Market, Inc., effective as of, and contingent upon, your commencement of employment with Cerence:

A number of restricted stock units having an aggregate target value of $3,000,000. The number of restricted stock units will be calculated based on the average closing price of Cerence Inc. common stock over the trailing 20 trading days ending on the date of grant. The restricted stock units will be 50% in the form of time-based restricted stock units (“RSUs”) and 50% in the form of performance-based restricted stock units (“PSUs”), as follows in (a) and (b) below:

A.
RSUs: The RSUs will be subject to the terms and conditions for time-based restricted stock units under the Plan, all as reflected in the applicable RSU agreement. The RSUs will vest as follows: one-third of the RSUs on each of October 1, 2024, October 1, 2025, and October 1, 2026, subject to your continued service with Cerence through each vesting date, except as provided in the Change of Control and Severance Agreement (as described below and hereinafter referred to as the “Severance Agreement”).

B.
PSUs: The PSUs will be subject to the terms and conditions for performance-based restricted stock units under the Plan, all as reflected in the applicable PSU agreement. The PSUs will be earned based on Company performance upon the completion of fiscal years 2024, 2025 and 2026, subject to your continued service with Cerence though each vesting date. With one-third vesting upon the release of FY 2024 earnings, one-third vesting upon the release of FY 2025 earnings and one-third vesting upon the release of FY 2026 earnings, except as provided in the Severance Agreement.

You will also receive a one-time sign on RSU award under the Plan with a value of $3,000,000 that will vest one-third December 15, 2024; one-third December 15, 2025; and one-third December 15, 2026, subject to your continued service with Cerence through such date (the “Sign-on Award”). The Company shall use reasonable best efforts to settle the vested portion of Sign-on Award in the year in which it vests. Please note for this award only, in the event that your employment with the Company and its subsidiaries terminates on account of your death or Disability (as defined in the Severance Agreement) or you resign for Good Reason outside of a Change of Control Period (as those terms are defined in the Severance Agreement), in each case, the RSUs that are scheduled to vest during the twelve (12)-month period following the termination of your employment will become vested (the “Vesting Acceleration”) as of the date of such termination of employment. Other than in the event of a termination due to your death, the Vesting Acceleration is subject to your compliance with the terms and conditions of Section 4 of the Severance Agreement. For the avoidance of doubt, upon any termination of your employment with the Company and its subsidiaries for any other reason not explicitly stated in this paragraph, the Sign-on Award shall be subject to the vesting terms and conditions set forth in the Severance Agreement.

You will also be eligible for an annual LTIP award under the Cerence 2019 Equity Incentive Plan (the “2019 Plan”) in November/December 2024 at the discretion of the Compensation Committee of the Board.

Please note that any equity awards granted to you are subject to the terms of the Plan or the 2019 Plan, as applicable, (or any successor plan(s)) and the applicable grant agreements.

Benefits

Cerence offers affordable health care, income protection, and benefits that provide peace of mind now and in the future. If you are regularly scheduled to work twenty (20) hours or more per week, you are eligible for benefits on day one. The benefit programs you are eligible for as a Cerence employee will be provided during the New Hire On-boarding process.

Paid Time-Off

Cerence provides 13 days off for holidays throughout the calendar year. Additionally, you will be entitled to four (4) weeks’ paid time off, which is accrued on a bi-weekly basis commencing on your first day of employment.

Background Check

Your employment is contingent upon satisfactory completion of a background check, which includes, at a minimum, a review of criminal records, and verification of your education. You will be contacted via email by Cerence’s vendor during the onboarding process to complete the process.

Change of Control and Severance Agreement

The Compensation Committee has approved the terms of the enclosed Severance Agreement, which shall become effective upon the Effective Date, as defined in the Severance Agreement.

Taxes

All forms of compensation are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law. You are encouraged to obtain your own tax advice regarding your compensation from the Company. You agree that the Company does not have a duty to design its compensation policies in a manner that minimizes your tax liabilities.

Terms and Conditions

Your employment with Cerence will be “at will”, meaning that either you or Cerence will be entitled to terminate your employment at any time and for any reason, with or without cause, subject to the terms of the Severance Agreement, if applicable. Any contrary representations which may have been made to you are superseded by this offer. This Offer Letter (“Offer”) and any other agreement referenced herein, along with the Confidential Information, Inventions and Non-Competition Agreement (“CIIN”), which you are required to sign as a condition of employment, are the full and complete agreement between you and Cerence. Although your job duties, title, compensation, and benefits, as well as Cerence personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and a duly authorized officer of Cerence.

This Offer is contingent upon your satisfying the conditions of hire, including the following:

•
Completing and signing an Employment Application in full
•
Completing the Employment Eligibility Verification; presenting proof of eligibility to work in the United States
•
Executing the Cerence standard Confidential Information, Inventions and Noncompetition Agreement – received upon start
•
Passing a Background Check

Finally, this Offer is conditioned on your not being subject to any confidentiality or non-competition agreement or any other similar type of restriction that would affect your ability to devote full time and attention to your work at Cerence. If you have previously entered into such an agreement, please provide me with a copy as soon as possible. You’re accepting this Offer and not presenting me with a copy of an agreement containing a confidentiality or non-competition agreement or any other similar type of restriction indicates that no such agreement exists.

This letter, together with any other agreement referenced herein, sets forth the entire agreement and understanding between you and the Company relating to your employment and supersedes all prior agreements, understandings and discussions.

Dan, please confirm your acceptance of our Offer by signing this Offer Letter, indicating your anticipated start date and returning it via Adobe.

If you have further questions regarding our offer, please contact me at (781) 265-8590. On behalf of the Company, I wish you a long and rewarding career with Cerence.

Sincerely,

Sachin Sahney

SVP Chief Human Resources Officer

I ACCEPT THE OFFER OF EMPLOYMENT AS STATED ABOVE:

/s/ Daniel Tempesta	February 28, 2024
Signature	Date of Acceptance

March 18, 2024
Tentative Start Date